UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2016

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

 (Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities.

On March 31, 2016, Apricus Biosciences, Inc. (the “Company”) committed to a cost-reduction plan that includes an approximately 30% reduction of the Company’s operating expenses and workforce to better align its workforce with the needs of its business following its recent announcement that its Phase 2b proof-of-concept study of fispemifene in men with secondary hypogonadism and sexual dysfunction failed to meet its primary and secondary endpoints of demonstrating a statistically significant improvement. In addition, the Company plans to finalize the RayVa™ Phase 2b delivery device and study protocol, and partner ex-U.S. prior to initiating any future clinical studies.

This cost-reduction plan is part of a broader strategic re-positioning to focus on achieving profitability through Vitaros® ex-U.S. revenue growth, obtaining approval for Vitaros in the U.S. and substantially reducing operating expenses. As a result of the strategic re-positioning to focus on Vitaros®, Neil Morton will assume additional responsibilities as the Company’s Senior Vice President, Chief Business Officer.

The positions impacted are across substantially all of the Company’s functions. The Company expects to complete the reduction in force, and to substantially complete the payment of any employee severance and benefits, by the end of the third quarter of 2016. As a result of the reduction in force, the Company estimates that it will incur aggregate charges of approximately $0.5 million, which includes cash charges of approximately $0.2 million for one-time severance and related costs, approximately $0.2 million in non-cash stock-based compensation charges and approximately $0.1 million for contract termination costs in the second quarter of 2016, of which $0.2 million are expected to result in cash expenditures. The preceding amounts do not include any charges related to any departure of directors or principal officers.

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 5, 2016, in connection with the Company’s efforts to reduce its operating expenses, the Company’s Board of Directors (the “Board”) amended the director compensation policy to reduce the cash compensation payable to Board members and in lieu of such cash compensation to grant shares of the Company’s common stock. In addition, the Board reduced the size of the Board from seven to six directors. As a result, effective as of April 5, 2016, Deirdre Y. Gillespie, M.D. resigned as a member of the Board. Dr. Gillespie’s resignation was not related to a disagreement with the Company concerning any matter relating to its operations, policies or practices.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this report that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: Apricus’ plans to grow revenues for Vitaros® outside the United States, the timing of regulatory approval of Vitaros in the United States, if any; Apricus’ plans for delivery device improvements for Vitaros; Apricus’ development and partnering plans for RayVa™; and Apricus’ plans to streamline the Company, reduce operating expenses and achieve profitability. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: the risk that the cost and other negative effects related to the reduction of Apricus’ workforce may be greater than anticipated; the risk that Apricus may not realize the benefits expected from the new strategic focus, workforce reduction and other cost control measures; Apricus’ dependence on its commercial partners to carry out the commercial launch or grow sales of Vitaros in various territories and the potential for delays in the timing of commercial launches in additional countries; competition in the erectile dysfunction market and other markets in which Apricus and its partners operate; Apricus’ ability to obtain FDA and other requisite governmental approval for Vitaros; Apricus’ ability to further develop Vitaros, such as delivery device improvements; Apricus' ability to carry out further clinical studies for Vitaros, if required, as well as the timing and success of the results of such studies; Apricus’ ability to achieve U.S. and EU Orphan Designation for RayVa; Apricus’ ability to retain and attract key personnel; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; Apricus’ ability to remain in compliance with the terms and restrictions under the credit facility; Apricus’ ability to secure an ex-U.S. strategic partner for RayVa; and market conditions. These forward-looking statements are made as of the date of this report, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: April 6, 2016	By:	/s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: Chief Executive Officer and Secretary

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